As filed with the Securities and Exchange Commission on March 30, 2012

Registration No. 333-171995

Registration No. 333-164598

Registration No. 333-161203

Registration No. 333-157672

Registration No. 333-146075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171995

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-164598

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161203

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-157672

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-146075

UNDER

THE SECURITIES ACT OF 1933

ATS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	11-3747850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(zip code)

ATS CORPORATION 2007 EMPLOYEE STOCK PURCHASE PLAN

ATS CORPORATION 2006 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Pamela Little

Co-Chief Executive Officer and Chief Financial Officer

ATS Corporation

7925 Jones Branch Drive

McLean, Virginia 22102

(571) 766-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Squire Sanders (US) LLP

1200 19th Street, NW

Suite 300

Washington, D.C. 20036

Attention: James J. Maiwurm

(202) 626-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

DEREGISTRATION OF SECURITIES

ATS Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment to the Registration Statements on Form S-8 listed below (collectively, the “Prior Registration Statements”) to deregister all securities that were previously registered and remain unsold or otherwise unissued under the (i) ATS Corporation 2007 Employee Stock Purchase Plan (the “ESPP”) and (ii) ATS Corporation 2006 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), as applicable, and for which the Prior Registration Statements had remained in effect.

1.	Registration Statement No. 333-171995 filed on February 1, 2011,
2.	Registration Statement No. 333-164598 filed on January 29, 2010,
3.	Registration Statement No. 333-161203 filed on August 10, 2009,
4.	Registration Statement No. 333-157672 filed on March 4, 2009, and
5.	Registration Statement No. 333-146075 filed on September 14, 2007.

As of the date hereof, 7,379 shares of common stock, par value $0.0001 per share of the Registrant (“Common Stock”) remain unsold under the ESPP and 356,259 shares of Common Stock remain unissued under the Omnibus Plan.

Pursuant to an Agreement and Plan of Merger, dated February 21, 2012, by and among the Registrant, Salient Federal Solutions, Inc. (“Parent”) and Atlas Merger Subsidiary, Inc. (“Merger Sub”), on February 28, 2012, Merger Sub commenced a tender offer to purchase all of the outstanding shares of the Registrant. The tender offer expired as scheduled at 11:59 pm New York City time on March 29, 2012. Merger Sub has accepted all tendered and not validly withdrawn shares of the Registrant and, on March 30, 2012, will merge with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Parent. In connection with these transactions, the Registrant has terminated the offering of its securities pursuant to the Prior Registration Statements. In accordance with the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Prior Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Virginia, on March 30, 2012.

ATS CORPORATION

By:	/s/ Pamela A. Little
Name:	Pamela A. Little
Title:	Co-Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on the dates and in the capacities indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

/s/ Pamela A. Little Pamela A. Little	Co-Chief Executive Officer and Chief Financial Officer(Principal Executive Officer & Principal Financial Officer)	March 30, 2012

/s/ * John Hassoun	Co-Chief Executive Officer(Principal Executive Officer)	March 30, 2012

/s/ * Dr. Edward H. Bersoff	Chairman and Director	March 30, 2012

/s/ * Kevin S. Flannery	Director	March 30, 2012

/s/ * Joel R. Jacks	Director	March 30, 2012

/s/ * Anita K. Jones	Director	March 30, 2012

/s/ * Peter M. Schulte	Director	March 30, 2012

/s/ * Edward J. Smith	Director	March 30, 2012

/s/ * James R. Swartwout	Director	March 30, 2012

* /s/ Pamela A. Little

Attorney-in-fact

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